UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.)

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PACE® Select Advisors Trust

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PACE® Global Real Estate Securities Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019

October 1, 2026

Dear Shareholder,

UBS Asset Management (Americas) LLC (“UBS AM”), the manager of PACE Global Real Estate Securities Investments (the “Fund”), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust (the “Trust”), subject to approval of the Board of Trustees (the “Board” or “Trustees”) of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund’s subadvisors.

We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Cohen & Steers Capital Management, Inc. (“Cohen & Steers”), to serve as a new subadvisor to the Fund. Cohen & Steers assumed investment advisory responsibility with respect to the Fund’s portfolio on July 17, 2026. In addition, at the recommendation of UBS AM, the Board has terminated Massachusetts Financial Services Company, doing business as MFS Investment Management (“MFS”), as subadvisor to the Fund, effective as of the close of business on July 17, 2026.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission (“SEC”), the appointment of Cohen & Steers and the approval of the investment subadvisory agreement between UBS AM and Cohen &

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Steers (the “Subadvisory Agreement”) on the Fund’s behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about this change that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program (“PACE Program”) and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust (“Management Agreement”), UBS AM administers the Trust’s affairs and has the ultimate authority, subject to oversight of the Trust’s Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund’s subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor’s investment strategy and investment performance as well as the consistency of the subadvisor’s investment approach with the Fund’s investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor’s past investment performance during various market conditions, continued ability to meet the applicable fund’s investment objective, investment management philosophy and processes employed, experience and qualifica‐

tions of key personnel, financial condition and stability, the correlation of the subadvisor’s investment approach with those of any other subadvisors of the applicable fund and the structure of the fund’s overall portfolio.

UBS Asset Management (US) Inc. (“UBS AM (US)”), an affiliate of UBS AM, serves as the principal underwriter of each portfolio’s shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio’s shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios’ shares. As of June 30, 2026, UBS AM had approximately $614 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $2.2 trillion in assets under management worldwide as of June 30, 2026. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606, and at 1285 Avenue of the Americas, New York, New York 10019. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019‑6028.

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PACE Global Real Estate Securities Investments

Background

At the recommendation of UBS AM, the Board appointed Cohen & Steers as a new subadvisor for the Fund, approved the Subadvisory Agreement, and terminated MFS as subadvisor for the Fund, at a meeting held on May 19‑20, 2026. Cohen & Steers assumed investment advisory responsibilities and the Subadvisory Agreement became effective on July 17, 2026. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed services to be provided by Cohen & Steers. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under “PACE Global Real Estate Securities Investments—Trustees’ considerations.”

Investment strategies of Cohen & Steers

In managing the Fund’s portfolio, Cohen & Steers adheres to an integrated, bottom-up, relative value investment process when selecting publicly traded real estate securities. To guide the portfolio construction process, Cohen & Steers utilizes a proprietary valuation model that quantifies relative valuation of real estate securities based on price-to-net asset value (“NAV”), cash flow multiple/growth ratios and a dividend discount model (“DDM”). Analysts incorporate both quantitative and qualitative analysis in their NAV, cash flow, growth and DDM estimates. The company research process includes an evaluation of the commercial real estate supply and demand dynamics, management, strategy, property quality, financial strength and corporate structure. Judgments with respect to global macroeconomic factors, risk control, geographic and property sector diversification, liquidity and other factors are considered along with the models’ output and drive the portfolio managers’ investment decisions.

The Fund will not seek to achieve specific environmental, social and governance (“ESG”) outcomes through its portfolio of investments, nor will it pursue an overall impact or sustainable investment strategy. However, Cohen & Steers may incorporate consideration of relevant ESG factors into its investment decision-making. Cohen & Steers utiliz‐

es data from third-party ESG research providers to assess sustainability and/or ESG risks. ESG data and research can be inaccurate, based on limited inputs and subjective and thus presents risks. Cohen & Steers’ portfolio managers may still invest in securities which present sustainability and/or ESG risks, including where the portfolio managers believe the potential compensation outweighs the risks identified.

New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Cohen & Steers will provide a continuous investment program for the Fund including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund’s investments, all in accordance with the Fund’s investment objective, policies and restrictions as stated in the Trust’s currently effective registration statement under the Investment Company Act of 1940, as amended (“Investment Company Act”).

Under the Subadvisory Agreement, Cohen & Steers will bear all expenses incurred by it in connection with its services to the Fund, but Cohen & Steers will not be responsible for any expenses incurred by the Trust, the Fund, or UBS AM.

For the services provided and the expenses assumed by Cohen & Steers under the Subadvisory Agreement, UBS AM (not the Fund) will pay to Cohen & Steers a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of the Fund.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) of the Trust (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Subadvisory Agreement provides that it will terminate automatically in the event of its “assignment,” as defined in the Investment Company Act, or upon the termination of the Fund’s Management Agreement with UBS AM. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund’s outstanding voting securities on 5 days’ written notice to Cohen & Steers. UBS AM also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 120 days’ written notice to Cohen & Steers; (ii) upon material breach by Cohen & Steers of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Cohen & Steers becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that Cohen & Steers may terminate the Subadvisory Agreement, without payment of any penalty, on 120 days’ written notice to UBS AM.

As described below under “Additional Information—SEC Manager of Managers Exemptive Order,” UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Subadvisory Agreement provides that Cohen & Steers shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

Trustees’ considerations

Background—At a meeting of the Board of the Trust on May 19‑20, 2026, the members of the Board, including the Independent Trustees, considered and approved the proposed Subadvisory Agreement between UBS AM and Cohen & Steers with respect to the Fund. Management discussed with the Board its proposal to terminate MFS as the current subadvisor and to appoint Cohen & Steers as subadvisor to the Fund. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM’s reasons for recommending Cohen & Steers as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board’s evaluation of the services to be provided by Cohen & Steers to the Fund took into account the Board’s knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM’s overall plan to meet the Fund’s stated purposes and objective. The Board considered management’s reasons for recommending the appointment of Cohen & Steers as a subadvisor to the Fund, including its due diligence concerning Cohen & Steers and its belief that Cohen & Steers’ strategy would provide an opportunity to increase the Fund’s return potential. The Board also received materials from Cohen & Steers detailing its investment philosophy and spoke with representatives of Cohen & Steers, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to Cohen & Steers in light of the nature, extent and quality of the subadvisory services anticipated to be provided by Cohen & Steers. The Board noted that the proposed contractual subadvisory fee would result in a net decrease in the annualized subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by Cohen & Steers. The Board also noted that, as Cohen & Steers would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of Cohen & Steers or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale specifically with respect to the subadvisory fee was not relevant.

Other benefits to Cohen & Steers—The Board was informed by management that Cohen & Steers’ relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that Cohen & Steers would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Cohen & Steers could receive intangible benefits from its associa‐

tion with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC Manager of Managers Exemptive Order

In October 2012, UBS AM and the Trust received an amended exemptive order (“Amended Order”) from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware limited liability company, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM’s and UBS AM (US)’s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606, and at 1285 Avenue of the Americas, New

York, New York 10019. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is an investment adviser registered with the SEC and a member of the UBS Asset Management Division, which had approximately $2.2 trillion in assets under management worldwide as of June 30, 2026. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of June 30, 2026, UBS AM had approximately $614 billion in assets under management.

Additional information about Cohen & Steers

Cohen & Steers’ principal address is 1166 Avenue of the Americas, 30th Floor, New York, New York 10036. As of May 31, 2026, Cohen & Steers had approximately $99.5 billion in assets under management. Cohen & Steers is a wholly-owned subsidiary of Cohen & Steers, Inc., a publicly traded company whose common stock is listed on the NYSE under the symbol “CNS.” Rogier Quirijns, William Leung, Ji Zhang, Jon Cheigh and Jason Yablon are the portfolio managers primarily responsible for the day-to-day management of the Fund.

The directors and principal executive officers of Cohen & Steers, Inc., as of the date of this document, are set forth below:

Name and address	Position with Cohen & Steers*
Martin Cohen 1166 Avenue of the Americas New York, NY 10036	Chairman of the Board of Directors
Robert H. Steers 1166 Avenue of the Americas New York, NY 10036	Executive Chairman
Joseph M. Harvey 1166 Avenue of the Americas New York, NY 10036	Chief Executive Officer

Name and address	Position with Cohen & Steers*
Reena Aggarwal** 1166 Avenue of the Americas New York, NY 10036	Director and Chair of the Nominating and Corporate Governance Committee
Frank T. Connor 1166 Avenue of the Americas New York, NY 10036	Director and Chair of the Audit Committee
Dasha Smith*** 1166 Avenue of the Americas New York, NY 10036	Director and Chair of the Compensation Committee
Edmond D. Villani 1166 Avenue of the Americas New York, NY 10036	Director
Lisa Dolly 1166 Avenue of the Americas New York, NY 10036	Director
Karen Wilson Thissen**** 1166 Avenue of the Americas New York, NY 10036	Director
*
Except as noted herein, none of the directors or principal executive officers above have principal employment other than their positions with Cohen & Steers and its affiliates.
**
Ms. Aggarwal is the Robert E. McDonough Professor of Finance and Director of the Psaros Center for Financial Markets and Policy at McDonough School of Business.
***
Ms. Smith is the Executive Vice President and Chief Administrative Officer National Football League.
****
Ms. Thissen is the General Counsel and Secretary of General Mills, Inc.

Below is information concerning other US registered investment companies with an investment objective similar to that of Cohen & Steers’ management of PACE Global Real Estate Securities Investments, for which Cohen & Steers acts as the advisor or subadvisor:

Fund	Assets under Management (as of June 30, 2026)	Contractual fee rate (as a percentage of average daily net assets) (including breakpoints, if any)
Cohen & Steers Global Realty Shares	$2.3 billion	0.75%
Comparable Fund 1	$31.2 million	0.40% on the first $150 million 0.35% on the balance

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Cohen & Steers and did not pay any fees to Cohen & Steers or its affiliates for services provided to the Fund.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust’s transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1‑800‑647 1568.

*****

If you have any questions, please contact your investment professional.

October 1, 2026
1285 Avenue of the Americas
New York, NY 10019

© UBS 2026. All rights reserved.

UBS Asset Management (Americas) LLC is a subsidiary of UBS Group AG.

www.ubs.com/am-us

PACE® Select Advisors Trust

PACE® Global Real Estate Securities Investments

PACE Select | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

October 1, 2026

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Global Real Estate Securities Investments (the “Fund”), a portfolio of PACE Select Advisors Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) LLC (“UBS AM”), the manager of the Fund, selects subadvisors for the Fund subject to approval of the Board of Trustees (the “Board” or “Trustees”) of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund’s subadvisors.

We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Cohen & Steers Capital Management, Inc. (“Cohen & Steers”), to serve as a new subadvisor to the Fund. Cohen & Steers assumed investment advisory responsibility with respect to a separate portion of the Fund’s portfolio on July 17, 2026.

In addition, at the recommendation of UBS AM, the Board has terminated Massachusetts Financial Services Company, doing business as MFS Investment Management (“MFS”), as subadvisor to the Fund effective as of the close of business on July 17, 2026.

Additional information about UBS AM, Cohen & Steers, the subadvisory agreement between UBS AM and Cohen & Steers (the “Subadvisory Agreement”), and the Board’s approval of the Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission, the appointment of Cohen & Steers and the approval of the Subadvisory Agreement on the Fund’s behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about October 7, 2026 to the Fund’s shareholders of record as of September 23, 2026. The full Information Statement will be available for printing on the Fund’s website at https://www.ubs.com/us/en/assetmanagement/funds/products/ii-pace.html until at least January 15, 2027. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.